Issuer Free Writing Prospectus
Filed by: Aspen Insurance Holdings Limited
Pursuant to Rule 433 under the Securities Act of 1933
Registration Statement on Form F-3: No. 333-148245
Aspen Insurance Holdings Limited
1,220,000 Ordinary Shares

Issuer:	Aspen Insurance Holdings Limited
Symbol:	AHL
Title of securities:	Ordinary Shares, $.0015144558 par value per share
Ordinary shares issued:	1,220,000
Net proceeds after estimated expenses:	Approximately $24.7 million
Use of proceeds:	Repurchases of the issuer’s 7.401% Perpetual Non-Cumulative Preference Shares and for general corporate purposes
Trade date:	March 31, 2009
Settlement date:	April 6, 2009
Sole book-running manager:	Deutsche Bank Securities Inc.
The issuer has filed a registration statement (including a prospectus supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus supplement and the accompanying prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Deutsche Bank Securities Inc. will arrange to send you the applicable prospectus supplement if you request it by calling toll-free at 1-800-503-4611.